Community Bank Shares of Indiana, Inc. reports 2nd quarter net income available to common shareholders of $1.7 million and 3rd quarter dividend

New Albany, Ind. (July 20, 2012) – Community Bank Shares of Indiana, Inc. reported second quarter net income available to common shareholders of $1.7 million and earnings per diluted common share of $0.51. Net income available to common shareholders increased during the second quarter by 7.68% as compared to the same period last year while net income available to common shareholders for the first six months of 2012 increased by 6.72% to $3.3 million as compared to the same period in 2011. The Company also announced today that on July 17, its board of directors declared a quarterly cash dividend on the Company’s common stock of $0.10 per share payable on August 23, 2012 to shareholders of record at the close of business on August 6, 2012.

James Rickard, President and Chief Executive Officer, commented, “Our Company continues to make positive strides in operating performance as a result of a strong net interest margin relative to our peer group1, which was in the 79th percentile for the first quarter of 2012. This is a very positive benchmark measurement for our core banking operation.”

In addition, we continue to carefully monitor controllable expenses. Non-interest expenses are up just 2.8% for the first half of 2012 as compared to 2011. We have accomplished this while continuing to invest in our technological capabilities related to providing an exceptional customer experience. In recent quarters we have also invested resources to strengthen both our credit and sales functions in the Company.”

Rickard continued, “Bringing resolution to non-performing assets will continue to be a strategic focus. This prolonged economic climate has challenged asset valuations, overall market activity, and the speed of resolution. With that said, the market has shown some signs of stabilization, particularly in the housing sector.”

The following points summarize significant financial information for the second quarter of 2012:

•	Net income available to common shareholders was $1.7 million.

•	Tangible book value per common share of $15.15 as of June 30, 2012.

•	Net interest margin, on a tax equivalent basis, of 4.09%, an increase from 4.08% for the same period in 2011.

•	Provision for loan losses was $944,000, an increase of $33,000 from the same period in 2011.

•	Gains of $438,000 were realized on the sale of available for sale securities, a decrease of $31,000 from the quarter ended June 30, 2011.

The following points summarize significant financial information for the first six months of 2012:

•	Net income available to common shareholders was $3.3 million, or $0.99 per diluted common share compared to $3.1 million and $0.91 for 2011.

•	Net interest margin, on a tax equivalent basis, of 4.17%, an increase from 4.04% from 2011.

•	Provision for loan losses of $2.5 million, an increase of $729,000 compared to 2011.

•	Gains on sales of securities available for sale of $1.2 million in 2012 compared to $1.1 million in 2011.

1 Publicly traded bank holding companies between $500 million and $1 billion in total assets

The Company’s unaudited consolidated condensed statements of income and credit quality metrics are as follows:

	Three Months Ended
	June 30,
	2012	2011	2012
	(In thousands, except per share data)
Interest income	$8,370	$8,617	$8,423
Interest expense	1,103	1,566	1,106
Net interest income	7,267	7,051	7,317
Provision for loan losses	944	911	1,506
Non-interest income	1,979	1,938	2,308
Non-interest expense	5,977	5,687	5,882
Income before income taxes	2,325	2,391	2,237
Income tax expense	371	536	402
Net income	$1,954	$1,855	$1,835
Preferred stock dividends and discount accretion	(244)	(267)	(226)
Net income available to common shareholders	$1,710	$1,588	$1,609
Basic earnings per common share	$0.51	$0.48	$0.48
Diluted earnings per common share	$0.51	$0.46	$0.48

	Six Months Ended
	June 30,
	2012	2011
	(In thousands, except per share data)
Interest income	$16,793	$17,329
Interest expense	2,209	3,297
Net interest income	14,584	14,032
Provision for loan losses	2,450	1,721
Non-interest income	4,287	3,896
Non-interest expense	11,859	11,534
Income before income taxes	4,562	4,673
Income tax expense	773	1,030
Net income	$3,789	$3,643
Preferred stock dividends and discount accretion	(470)	(533)
Net income available to common shareholders	$3,319	$3,110
Basic earnings per common share	$0.99	$0.94
Diluted earnings per common share	$0.99	$0.91

Credit quality metrics are as follows (in thousands):

		As of
	June 30, 2012	March 31, 2012	June 30, 2011

Loans on non-accrual status	$15,548	$15,170	$17,423
Loans past due 90 days or more and still accruing	-	-	-
Foreclosed and repossessed assets	5,371	4,678	3,931
Total non-performing assets	$20,919	$19,848	$21,354

Non-performing assets to total assets	2.53%	2.51%	2.74%
Allowance for Loan Losses to Total Loans	2.23	2.18	2.16

The Company’s unaudited condensed consolidated balance sheets are as follows:

	June 30, 2012	December 31, 2011
	(In thousands)
ASSETS
Cash and due from financial institutions	$14,486	$15,166
Interest-bearing deposits in other financial institutions	42,396	30,297
Securities available for sale	223,345	198,746
Loans held for sale	313	1,154
Loans, net of allowance for loan losses of $11,109 and $10,234	487,413	489,740
Federal Home Loan Bank and Federal Reserve stock	6,011	5,952
Accrued interest receivable	3,225	3,196
Premises and equipment, net	13,766	13,780
Cash surrender value of life insurance	20,356	20,012
Other intangible assets	749	865
Foreclosed and repossessed assets	5,371	5,076
Other assets	8,076	8,687
Total Assets	$825,507	$792,671

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non interest-bearing	$149,445	$127,877
Interest-bearing	459,895	453,481
Total deposits	609,340	581,358
Other borrowings	56,004	50,879
Federal Home Loan Bank advances	55,000	55,000
Subordinated debentures	17,000	17,000
Accrued interest payable	300	329
Other liabilities	4,665	8,510
Total liabilities	742,309	713,076

STOCKHOLDERS’ EQUITY
Total stockholders’ equity	83,198	79,595
Total Liabilities and Stockholders’ Equity	$825,507	$792,671

About Community Bank Shares of Indiana, Inc.

Community Bank Shares of Indiana, Inc. was formed in 1991 as the nation’s first ever mutual holding company. In 1995 the company went public under the NASDAQ symbol CBIN. Today, Community Bank Shares of Indiana ,Inc. is Southeastern Indiana’s largest locally owned and headquartered bank holding company and includes Your Community Bank and The Scott County State Bank. The mission statement of Community Bank Shares of Indiana reflects its purpose: “Achieving financial goals through exceptional people and exceptional service.” Community Bank Shares of Indiana strives to help shareholders, customers, employees, and our communities achieve their respective financial goals by empowering talented individuals to provide a level of unmatched customer service. To learn more about us, please visit www.yourcommunitybank.com and www.scottcountystatebank.com.

Statements in this press release relating to the Company’s plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations. The Company’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the Company’s 2011 Form 10-K and subsequent 10-Qs filed with the Securities and Exchange Commission.

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CONTACT:

Paul Chrisco
CFO

Community Bank Shares of Indiana, Inc.

812-981-7375